ALLIANCEBERNSTEIN GLOBAL RESEARCH GROWTH FUND
Exhibit 77d

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
Long-term growth of capital.
Non-fundamental:
Long-term growth of capital.

Fundamental Investment Policies:
The Fund is a diversified fund as a matter of fundamental policy.

Related fundamental policies
The Fund may not, with respect to 75% of its assets (i) have more than 5% of its assets invested in any one issuer and (ii) own more than 10% of the outstanding voting securities of any one issuer.
The Fund may not purchase the securities of any one issuer, other than the U.S. Government and its agencies or instrumentalities, if immediately after and as a result of such purchase (a) the value of the holdings of the Fund in the securities of such issuer exceeds 25% of the value of the Fund's total assets, or (b) the Fund owns more than 25% of the outstanding securities of any one class of securities of such issuer.
The Fund is diversified.


Related fundamental policies eliminated.
The Fund may not invest 25% or more of its total assets in the same industry, except that this restriction does not apply to securities issued or guaranteed by the U.S. Government, its agencies and instrumentalities. The Fund may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder
(as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Fund may not make loans to other persons, except that the Fund may (i) lend its portfolio securities in accordance with the Fund's investment policies in amounts up to 33 1/3% of the total assets of the Fund taken at market value, (ii) purchase money market securities and enter into repurchase agreements, and (iii) acquire publicly distributed or privately placed debt securities and purchase debt.
The Fund may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of Fund securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940
Act.
The Fund may not mortgage, pledge or hypothecate or otherwise encumber its assets, except as may be necessary in connection with permissible borrowings.
Policy eliminated.
The Fund may not purchase the securities of any other investment company or investment trust, except when such purchase is part of a merger, consolidation or acquisition of assets.
The Fund may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Fund may not purchase securities on margin, but it may obtain such short-term credits from banks as may be necessary for the clearance of purchases and sales of securities.
Fundamental policy eliminated.

New non-fundamental policy:
The Fund may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and
(ii) that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments. The Fund may not issue senior securities or borrow money, (except as permitted by the 1940 Act and the regulations and interpretations thereunder).
The Fund may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder
(as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.
The Fund may not purchase or sell real estate unless acquired as a result of the ownership of securities or other instruments; provided that this restriction shall not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Fund may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Fund may not purchase or sell physical commodities unless acquired as a result of the ownership of securities or instruments; provided that this restriction shall not prohibit the Fund from (i) engaging in permissible options and futures transactions and forward foreign currency contracts in accordance with the Fund's investment policies, or (ii) investing in securities of any kind.

Related non-fundamental policies:
The Fund will not enter into any futures contracts or options on futures contracts if immediately thereafter the market values of the outstanding futures contracts of the Fund and the currencies and futures contracts subject to outstanding options written by the Fund would exceed 50% of its total assets.
The Fund may not purchase or sell a stock index future if immediately thereafter more than 30% of its total assets would be hedged by stock index futures or the sum of the amount of margin deposits on the Fund's existing futures positions would exceed 5% of the market value of the Fund's total assets.
The Fund may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange
Act or commodities contracts except for futures contracts and options on futures contracts.


Related non-fundamental policies eliminated.
The Fund may not act as an underwriter of securities, except that the Fund may acquire restricted securities or securities in private placements under circumstances in which, if such securities were sold, the Fund might be deemed to be an underwriter within the meaning of the Securities Act of 1933.
The Fund may not act as an underwriter of securities, except that a Fund may acquire restricted securities under circumstances in which, if such securities were sold, the Fund might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended (the "Securities Act").

Non-fundamental Investment Policies:
The Fund may invest up to 10% of the Fund's net assets in illiquid securities.
The Fund will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Fund's investments in forward currency exchange contracts will be limited to hedging either specific transactions or portfolio positions.
Policy eliminated.
The Fund will not purchase or sell any options on securities, options on interest rate futures and other financial instruments if, immediately after acquisition, the aggregate acquisition prices of all such instruments purchased other than for hedging purposes would be greater than 15% of the Fund's net assets.
Policy eliminated.
The Fund will only write call options if it does not result in a short position except that the Fund may dispose of the underlying securities in declining markets as long as the market is sufficiently liquid to enable the Fund to cover its position and the aggregate of the exercise prices payable under the call options are not greater than 25% of the Fund's net assets.
Policy eliminated.
The Fund will not lend portfolio securities in excess of 33-1/3% of the value of its total assets (including collateral).
The Fund may lend Fund securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.

SK 00250 0073 695922